EXHIBIT 23.2

RAYBURN, BATES & FITZGERALD, P.C.
▬▬▬▬CERTIFIED PUBLIC ACCOUNTANTS▬▬▬▬
SUITE 300
5200 MARYLAND WAY
BRENTWOOD, TENNESSEE 37027
www.rbfcpa.com

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Pinnacle Financial Partners, Inc. on Form S-8 of our report dated March 7, 2006, except as to the merger with Pinnacle Financial Partners, Inc. described in Note 22 which is as of March 15, 2006, relating to the consolidated financial statements of Cavalry Bancorp, Inc., as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in the Amendment to Current Report Form 8-K/A of Pinnacle Financial Partners, Inc. filed with the Securities and Exchange Commission May 31, 2006.

Brentwood, Tennessee
June 26, 2006